For  Immediate  Release

            LANTRONIX, INC. REPORTS FIRST FISCAL 2005 QUARTER RESULTS

IRVINE, CA, NOVEMBER 8, 2004 - Irvine, CA - Lantronix, Inc. (NASDAQ: LTRX) today reported results for the first fiscal 2005 quarter ended September 30, 2004:

- Revenues from continuing operations for the quarter ended September 30, 2004 were $11.0 million, compared with $12.2 million for the same period last year.

- Net loss from continuing operations for the three month period ended September 30, 2004 was $(3.8) million, or $(0.07) per share, compared with $(2.3) million, or $(0.04) per share for the same period last year.

- Gross profit from continuing operations was 50.3% for first fiscal 2005 quarter, compared with 50.5% for the same period last year.

For the first fiscal quarter, Lantronix recorded revenues of $11.0 million and net loss from continuing operations of $(3.8) million, or $(0.07) per share, compared with revenues of $12.2 million and a net loss from continuing operations of $(2.3) million, or $(0.04) per share, for the same period last year.

Revenues in the core business of Device Networking and IT Management for the quarter ended September 30, 2004 were $9.3 million, compared with $9.6 million for the same period last year.

"Lantronix enjoyed year-over-year growth in the core business in each of the four quarters preceding the quarter ended September 30, 2004. We believe the stall in growth of the core business is temporary and due primarily to product transitions within key device OEMs and slower rates of growth in demand by our customer's end users," said Marc Nussbaum, chief executive officer and president.

Operating expenses from continuing operations for the quarter ended September 30, 2004 were $9.4 million, compared with $8.2 million for the same period last year.

The increase in operating expenses is attributable to the increased marketing and sales programs of approximately $600,000 in the most recent period, and increases of approximately $500,000 in R&D expenses. Operating expenses from continuing and discontinued operations for the quarter ended September 30, 2004 were $9.4 million, compared with $9.0 million for the same period last year.

"We made a decision to reinvest the savings realized from the sale of our discontinued Premise business in marketing and R&D activities related to new products," said Nussbaum. "During the quarter we took measures to further reduce expenses and expect to benefit from these reductions beginning in the December quarter."

Cash, cash equivalents and marketable securities decreased approximately $3.0 million during the quarter ended September 30, 2004, compared with a decrease of $611,000 for the same period a year earlier. Cash usage increased during the quarter, as expected, due to repayment of notes resulting from the Stallion acquisition two years earlier, audit payments, and higher expenses related to launch of new products, as well as lower than expected revenues. Cash usage is anticipated to return to the range of $1 million for the second fiscal quarter ending December 31, 2004.


FISCAL  2005  QUARTER  OUTLOOK

The following statements are forward-looking and are based on current expectations. Statements about future revenues, product successes or sales, or cash usage are subject to variations in any specific period. Actual results may differ materially from those described below. The company undertakes no obligation to update this release.

"While we are disappointed with our results this quarter, we believe that the fundamental opportunities within the device networking and IT management markets remain the same and our fiscal year 2005 outlook continues to include overall top line revenue growth," said Nussbaum. "Based on increased bookings and shipments through October, we anticipate a return to growth for the core business in the December quarter."

About  Lantronix

Lantronix, Inc. (NASDAQ: LTRX) provides technology solutions that deliver Net Intelligence , helping businesses remotely manage network infrastructure equipment and rapidly network-enable their physical electronic devices.
Lantronix connectivity solutions securely link a company's electronic assets through the network, allow access to business-critical data within each device and convert that data into actionable information. With this new intelligence, companies can achieve greater efficiencies, reduce resource consumption and proactively transform the way they do business. The leader in device networking and secure remote management solutions, Lantronix was founded in 1989 and has its worldwide headquarters in Irvine, California. For more information, visit www.lantronix.com.
 ----------------


This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. Forward-looking statements include statements regarding the potential growth of our core business, potential benefits from expense reduction measures and our projections regarding top line revenue growth. Factors that might affect actual outcomes include, but are not limited to market acceptance of Lantronix products by our customers, future revenues, future margins, cash usage, cash breakeven revenue levels, and financial performance. For a more detailed discussion of these and associated risks, see the Company's most recent documents filed with the Securities and Exchange Commission.

                                      # # #

Lantronix is a registered trademark of Lantronix, Inc. All other trademarks are properties of their respective owners.

Media  Contacts:

     Jim  Kerrigan,  CFO
     Lantronix
     949-453-3990



                    SELECTED CONSOLIDATED BALANCE SHEET DATA
                                 (In thousands)


                                   September 30,    June 30,
                                       2004           2004
                                    (Unaudited)
Cash and cash equivalents. . . .  $        8,188   $   9,128
Marketable securities. . . . . .           1,000       3,050
Accounts receivable, net . . . .           3,947       3,242
Inventories. . . . . . . . . . .           6,506       6,677
Goodwill . . . . . . . . . . . .           9,488       9,488
Purchased intangible assets, net           1,662       2,056
Total assets . . . . . . . . . .          33,597      37,250

Accumulated deficit. . . . . . .        (159,857)   (156,078)
Total stockholders' equity . . .          21,427      24,791



SELECTED  UNAUDITED  CONSOLIDATED  STATEMENT  OF  OPERATIONS  DATA
                      (In thousands, except per share data)

                                              THREE  MONTHS  ENDED
                                                  SEPTEMBER 30,

                                                  2004      2003
                                                --------  --------
Net revenues . . . . . . . . . . . . . . . . .  $11,045   $12,201
Cost of revenues . . . . . . . . . . . . . . .    5,488     6,045
                                                --------  --------

Gross profit . . . . . . . . . . . . . . . . .    5,557     6,156
                                                --------  --------

Operating expenses:
  Selling, general and administrative. . . . .    6,904     6,263
  Research and development . . . . . . . . . .    2,297     1,787
  Stock-based compensation . . . . . . . . . .      180       155
  Amortization of purchased intangible assets.       29        44
                                                --------  --------
    Total operating expenses . . . . . . . . .    9,410     8,249
                                                --------  --------

Loss from operations . . . . . . . . . . . . .   (3,853)   (2,093)

Interest income (expense), net . . . . . . . .        9        24
Other income (expense), net. . . . . . . . . .       70      (170)
                                                --------  --------

Loss before income taxes . . . . . . . . . . .   (3,774)   (2,239)

Provision for income taxes . . . . . . . . . .       61        33
                                                --------  --------

Loss from continuing operations. . . . . . . .   (3,835)   (2,272)

Loss from discontinued operations. . . . . . .       56      (777)
                                                --------  --------

Net loss . . . . . . . . . . . . . . . . . . .  $(3,779)  $(3,049)
                                                ========  ========

Basic and diluted loss per share:
  Loss from continuing operations. . . . . . .  $ (0.07)  $ (0.04)
  Loss from discontinued operations. . . . . .     0.00     (0.01)
                                                --------  --------
Basic and diluted net loss per share . . . . .  $ (0.07)  $ (0.05)
                                                ========  ========

Weighted average shares (basic and diluted). .   57,922    55,484
                                                ========  ========